EXHIBIT 99.1

Contacts:

Investor Relations

Glenn Etherington

Chief Financial Officer

MetaSolv Software, Inc.

(972) 403-8300

gchandler@metasolv.com

Media Relations

Ed Bryson

Public Relations Manager

MetaSolv Software, Inc.

(972) 543-5117

ebryson@metasolv.com

MetaSolv, Inc. Names Terry L. Scott to Board of Directors

PLANO, TEXAS, February 12, 2003, – MetaSolv, Inc. (Nasdaq: MSLV), a global leader in communications management solutions for next-generation and traditional networks and services, today announced that Terry L. Scott has been appointed to the company’s Board of Directors. Scott’s background in corporate financial management spans 30 years, and includes key executive positions and membership on the boards of directors of a number of technology and communications companies.

Scott is the former president and CEO of Plano, Texas-based Paging Network, Inc. and formerly served as an independent director for Terion, Inc., based in Melbourne, Florida; Locate Networks, Inc., based in Seattle, Washington; MobileStar Network Corporation, based in Dallas; and People’s Choice TV, based in Shelton, Connecticut. He is currently an independent director for privately held Chameleon Technology, Inc., based in Seattle, Washington.

“With his extensive financial management experience, Terry Scott’s insight and advice will be tremendously valuable to MetaSolv as we continue to execute our focused strategy to provide comprehensive service fulfillment solutions for wireline and mobile service providers,” said Jim Janicki, MetaSolv CEO.

Scott fills a previously open position on MetaSolv’s Board of Directors.

About MetaSolv

MetaSolv, Inc. (Nasdaq:MSLV), through MetaSolv Software, Inc. and its other wholly owned subsidiaries, is a leading global provider of communications management solutions that help service providers optimize their traditional and next-generation networks and services. Founded in 1992, MetaSolv is based in Plano, Texas, with regional offices in Denver, McLean, VA, Toronto, Ottawa, London, Sophia-Antipolis, France, Rio de Janeiro, and other key global cities. MetaSolv’s web site is www.metasolv.com.

MetaSolv is a registered trademark. The MetaSolv logo and MetaSolv Solution are trademarks of MetaSolv Software, Inc. All other trademarks are property of their respective owners.

This press release contains forward-looking statements that are based upon current expectations and assumptions and involve a number of risks and uncertainties. Actual results could differ materially from MetaSolv’s current expectations. MetaSolv assumes no obligation to update any such forward-looking statement. Using the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, MetaSolv cautions you that these statements may be affected by the important factors, among others, described in the documents and reports filed by MetaSolv from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for 2001, as well as by other factors, including, but not limited to: the variance of quarterly operating results; the Company’s ability to successfully manage and integrate acquisitions; the Company’s reliance on sales of its software; the need to expand sales and distribution capabilities; the need to expand to new customer markets; the Company’s continued use of strategic relationships; its ability to manage growth; the Company’s international operations; its ability to meet customer expectations; the quality of the Company’s software delivered; competition; consolidation within the telecommunications industry; and limitations on the ability of customers to obtain adequate financing.

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